UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 4, 2021

BEYOND MEAT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38879	26-4087597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
119 Standard Street
El Segundo, California 90245
(Address of principal executive offices, including zip code)

(866) 756-4112
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	BYND	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer
On June 4, 2021, Beyond Meat, Inc. (the “Company”) announced the appointment of Philip E. Hardin, as Chief Financial Officer of the Company. Mr. Hardin is expected to join the Company on July 12, 2021. Mr. Hardin, age 46, has served as Vice President, Finance at Amazon Advertising, since March 2019 and Director, Finance, Amazon Advertising from August 2017 to March 2019. Mr. Hardin also served in various other roles at Amazon’s business divisions, including Director, Finance for EU Customer Fulfillment from February 2016 to August 2017 and Director, Investor Relations for Amazon.com from May 2014 to February 2016. He was also Director, Finance, for Kindle Content & Digital Subsidiaries from October 2011 to May 2014.

Mr. Hardin will receive an initial base salary of $440,000 per year, a one-time sign-on cash bonus of $400,000 and a settling-in payment of $125,000. The sign-on cash bonus and settling-in payment must be repaid on a pro-rata basis if Mr. Hardin does not remain employed by the Company through the one-year anniversary of his start date. He will also receive payment of or reimbursement for relocation expenses of up to $150,000 plus additional payment(s) equal to the tax withholding due on such relocation payments and such additional payments. Mr. Hardin will have the opportunity to earn an annual bonus, which for 2021 has a target amount of 60% of his 2021 base salary, pro-rated based on his start date with the Company.

Subject to the approval of the Human Capital Management and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), Mr. Hardin will be granted an option under the Company’s 2018 Equity Incentive Plan (the “Plan”) to purchase shares of the Company’s common stock valued at $1,875,000. The exercise price per share applicable to the option will be no less than the per share fair market value of the Company’s common stock on the grant date. The shares subject to the option will vest 25% on the 12-month anniversary of Mr. Hardin’s start date and 1/48th monthly thereafter, subject to Mr. Hardin’s continuous service through each vesting date. In addition, subject to the approval of the Compensation Committee, Mr. Hardin will receive a restricted stock unit award under the Plan (“RSUs”) covering shares of the Company’s common stock valued at $1,875,000. The RSUs will vest 25% on the 12-month anniversary of Mr. Hardin’s start date and 1/16th quarterly thereafter, subject to Mr. Hardin’s continuous service through each vesting date.

Subject to the approval of the Compensation Committee, Mr. Hardin will be granted in 2022 an additional option to purchase shares of the Company’s common stock valued at $1,500,000, vesting monthly over four years on each anniversary of the grant date, and an additional award of RSUs valued at $1,500,000, vesting quarterly over four years on each anniversary of the grant date, in each case subject to Mr. Hardin’s continuous service through each vesting date.

Any option value will be converted into shares subject to an option by dividing the option value by the closing price of the Company’s common stock on the date of grant, then multiplying by two and rounding up to the nearest whole number of shares. Any RSU value will be converted into shares subject to an RSU by dividing the RSU value by the closing price of the Company’s common stock on the date of grant, rounding up to the nearest whole number of shares.

The foregoing description of Mr. Hardin’s employment terms is qualified in its entirety by reference to the full text of his offer letter, a copy of which is filed as Exhibit 10.1 attached hereto, and the terms of which are incorporated herein by reference.

Mr. Hardin will be eligible for certain change in control severance benefits pursuant to the Company’s form of Executive Change in Control Severance Agreement, including salary and benefits continuation and accelerated equity award vesting in certain circumstances. Mr. Hardin will also enter into the Company’s standard form of indemnification agreement. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. Hardin for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as an officer of the Company.

Mr. Hardin has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Hardin and any other person pursuant to which Mr. Hardin was named Chief Financial Officer of the Company.

A press release announcing Mr. Hardin’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Muth Consulting
As previously disclosed, Charles Muth, the Company’s Chief Growth Officer, retired effective June 4, 2021. Commencing June 5, 2021, Mr. Muth began providing transition services to the Company and will continue vesting in his outstanding equity awards for so long as his service with the Company continues.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Offer Letter dated June 4, 2021 between the Company and Philip E. Hardin.
99.1	Press release dated June 4, 2021.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND MEAT, INC.

By:	/s/ Teri L. Witteman
Teri L. Witteman
Chief Legal Officer and Secretary

Date: June 10, 2021